UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 5, 2016 (September 29, 2016)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 320, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7430

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K is filed to report the mutual rescission of that certain Subscription Agreement and that Note and Warrant Exchange Agreement previously entered into by MGT Capital Investments, Inc. and reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2016. As a result of this mutual rescission, we are unwinding the transactions contemplated under such agreements as if they never occurred.

Item 1.02	Termination of a Material Definitive Agreement

On September 29, 2016, MGT Capital Investments, Inc. (the “Company”) agreed to rescind that certain Subscription Agreement dated September 1, 2016 (the “Agreement”) with an investor (“Investor”) pursuant to which, the Investor agreed to purchase in a private placement, subject to certain conditions, an aggregate of four hundred fifty thousand (450,000) restricted shares of the Company’s common stock, par value $0.001 (“Shares”) at a purchase price of three dollars ($3.00) per Share, for aggregate proceeds of one million three hundred fifty thousand dollars ($1,350,000).

Also on September 29, 2016, the Company agreed to cancel and rescind that certain Note and Warrant Exchange Agreement dated September 1, 2016 (the “Exchange Agreement”) entered into with a holder (“Holder”) of certain 12% unsecured promissory notes in the amount of one million six hundred fifty thousand dollars ($1,650,000), including accrued interest (the “Notes”) previously issued by the Company, whereby the Holder agreed to exchange certain Notes and warrants received with the Notes for an aggregate of eight hundred fifty thousand (850,000) restricted shares of the Company’s common stock.

The rescission of the Agreement and the Exchange Agreement were predicated on the recent communication received from NYSE MKT indicating that it would not approve the listing on the exchange of the 43.8 million shares that the Company is required to issue in order to complete the closing of the transaction with D-Vasive Inc., a Wyoming corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 5, 2016

MGT Capital Investments, Inc.

	By:	/s/ Robert B. Ladd
	Name:	Robert B. Ladd
	Title:	President and Chief Executive Officer

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